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                                                                    EXHIBIT 23.2






                         INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Metro-County Bank of Virginia, Inc.


We consent to the use of our report dated January 11, 2002, with respect to the balance sheets of Metro-County Bank of Virginia, Inc. as of December 31, 2001 and 2000, and the related statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, and to the reference to our firm under the heading "Experts" in the Proxy Statement-Prospectus.

/s/ Mitchell, Wiggins & Company LLP


Richmond, Virginia
June 18, 2002